Exhibit 99.1

DuPont Reports First Quarter 2020 Results

•	1Q20 GAAP EPS from continuing operations of $(0.83); adjusted EPS of $0.84

•	1Q20 GAAP Income (Loss) from continuing operations of $(610) million and Operating EBITDA of $1.3 billion

•	1Q20 Net Sales of $5.2 billion, down 4 percent; organic sales down 2 percent

•	Further strengthened liquidity with $1.0 billion revolving credit facility

•	Issued $2.0 billion bond to refinance debt maturities due in November 2020; replaces the $2.0 billion 364-day delayed-draw facility

•	Continues to advance separation of Nutrition & Biosciences business in preparation for merger with IFF in 1Q 2021

•
Implemented initiatives to mitigate the impact of COVID-19 including actions to deliver more than $500 million of working capital improvement and reducing capital expenditures by ~$500 million versus the prior year

WILMINGTON, Del., May 5, 2020 - DuPont (NYSE: DD) today announced financial results for the first quarter 2020.
“In the face of an unprecedented health, financial, and humanitarian crisis, we are prioritizing the safety and well-being of our employees, customers, suppliers, and other stakeholders,” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “Our colleagues are working tirelessly to support the massive effort to provide critical protection to healthcare and other front-line workers who bear the greatest burden in the fight against this pandemic. Our innovation capabilities are enabling us to rapidly create and deploy new tools in this battle and we will continue to advance those, along with targeted in-kind and financial donations, to provide as many as possible with our solutions.”
“By continuing to invest in our R&D engine across the Company, prioritizing cash generation, further improving our cost structure, and advancing our portfolio rationalization efforts, we delivered first quarter results above our initial expectations in each core segment and positioned ourselves for future growth and profitability.”
“Along with IFF, we remain committed to creating the global leader in high-value ingredients and solutions for Food & Beverage, Home & Personal Care, and Health & Wellness markets,” Breen added. “The combination of our Nutrition & Biosciences business with IFF remains on track for a 1Q 2021 closing(1), and we plan to file the initial registration statement with the SEC in the coming days. This represents another important milestone towards creating tremendous opportunity for our employees and customers, as well as significant value for our shareholders.”
COVID-19 Update
As an essential provider of personal protective equipment and important materials in other companies’ supply chains, DuPont employees across the globe are committed to help combat the COVID-19 pandemic. During the quarter the Company announced a number of initiatives in support of this mission, including:

•	Increased production of Tyvek® garments by more than nine million per month, which is more than double the amount produced for any prior crisis

•
Launched #TyvekTogether campaign, an initiative to deliver an additional five to six million garments per month through the rapid development of a safe, easier-to-use version of Tyvek® and by enabling others to join DuPont in protecting frontline responders, with free access to our designs and usage instructions

(1) Closing of transaction with IFF is subject to IFF shareholder approval, regulatory approval and customary closing conditions
(2) Adjusted EPS, pro forma adjusted EPS, operating EBITDA and pro forma operating EBITDA are non-GAAP measures. See page 8 for further discussion. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 14 of this communication.

•	Partnered with Cummins, Inc. to use DuPont filtration technology to help strengthen the supply of N95 respirator masks

Due to the uncertainties presented by COVID-19, DuPont has also implemented a number of proactive measures to enhance its already strong liquidity position and improve working capital.

•	Entered into a 364-day $1.0 billion revolving credit facility, replacing the $750 million revolving credit facility that was set to expire in June 2020

•
Issued $2.0 billion bond offering; the proceeds of which will be used to satisfy debt maturities due in November 2020. This facility replaces the $2.0 billion 364-day delayed-draw facility announced in April 2020

•	Delayed certain capital investments; now expecting to reduce capital expenditures by ~$500 million versus prior year

•	Idled production at several manufacturing sites, predominantly production plants within the Transportation & Industrial segment, due to the current global automotive environment

•	Accelerated working capital initiatives across each business

•	Increased the anticipated benefits from the incremental 2020 cost actions previously announced; now targeting $180 million of savings in 2020

“We took quick, decisive action to manage our working capital and to better align our production volumes with the demand we expect in the near term,” Breen continued. “Additionally, our recent bond offering and our new $1 billion revolving credit facility further strengthen our balance sheet and improve our liquidity position. With the addition of these, and the special cash payment associated with the closing of the N&B and IFF transaction, we have a solid plan in place to satisfy our debt maturities. This provides us the flexibility needed to navigate these uncertain times.”
First Quarter 2020 Results
Net sales totaled $5.2 billion, down 4 percent versus the year-ago period. On an organic basis, net sales were down 2 percent as 8 percent organic growth in Electronics & Imaging and 3 percent organic growth in Nutrition & Biosciences was more than offset by organic sales declines in the other segments.
GAAP Income (loss) from continuing operations totaled $(610) million, versus pro forma GAAP Income from continuing operations of $18 million in the year-ago period. Operating EBITDA(2) was $1.3 billion, down 8 percent versus pro forma operating EBITDA(2) in the prior year. Strong gross margin improvement was more than offset by the absence of prior year gains in our Electronics & Imaging and Safety & Construction segments, nylon pricing pressures, and volume declines across the Transportation & Industrial and Non-Core segments.

GAAP EPS from continuing operations totaled $(0.83) versus pro forma GAAP EPS from continuing operations in the year-ago period of $0.02; the decline is mostly attributable to higher significant items, incremental merger-related amortization expense, a higher tax rate and lower segment results, partially offset by the absence of costs historically allocated to Dow and Corteva. Adjusted EPS(2) decreased 9 percent to $0.84, compared with pro forma adjusted EPS(2) in the year-ago period of $0.92 primarily driven by the absence of prior year gains of $0.08, nylon headwinds, and a higher tax rate partially offset by a lower share count, lower depreciation and amortization, and lower foreign exchange losses.

Over $200 million of cash was generated in the quarter with cash from operating activities of $718 million and gross proceeds from the sale of the Compound Semiconductor Solutions business of approximately $420 million offset by capital expenditures of $481 million, share repurchases of $232 million, and dividends of $222 million. The year-over-year change in cash from working capital improved over $300 million in the quarter versus the same period last year.

First Quarter 2020 Segment Highlights
Electronics & Imaging
Electronics & Imaging reported net sales of $884 million, up 7 percent from the year-ago period. Organic sales were up 8 percent driven by a 9 percent volume gain offset by a 1 percent decline in price. Currency was a 1 percent headwind.

Volume gains were led by Semiconductor Technologies where new technology ramps within logic and foundry, coupled with robust demand for memory in servers and data centers delivered double-digit growth versus the year-ago period. Volume growth within Interconnect Solutions was also strong, driven by higher material content in premium, next-generation smartphones. Within Image Solutions, volume gains in flexographic plates, mainly into consumer packaged goods, were mostly offset by weakness in inks and OLEDs.

Operating EBITDA for the segment was $253 million, a decrease of 12 percent from pro forma operating EBITDA of $288 million in the year-ago period, driven primarily by the absence of a $50 million gain associated with an asset sale recognized in the prior year.

Nutrition & Biosciences
Nutrition & Biosciences reported net sales of $1.5 billion, up 1 percent from the year-ago period. Organic sales were up 3 percent with a 2 percent price improvement and a 1 percent volume gain. Currency was a 2 percent headwind.
Sales gains were led by Health & Biosciences with high-single digit growth versus the same period last year. The probiotics business recorded its strongest quarter ever with mid-teens growth as key initiatives to strengthen the North America market were implemented and consumer demand for immune health strengthened globally. Strong consumer demand in the home & personal care and animal nutrition markets also provided double-digit growth in the quarter. Food & Beverage sales were up slightly on an organic basis with improvement in protein solutions driven by increased demand for packaged foods and on-going strength in the plant-based meat category, off-set by continued upstream challenges in the sweeteners supply chain. Steady demand across Pharma Solutions contributed to the gains in the quarter.
Operating EBITDA for the segment was $385 million, an increase of 10 percent from pro forma operating EBITDA of $349 million in the year-ago period. Pricing gains across the segment and a favorable product mix led by the strength in Health & Biosciences provided a 210 basis point improvement in segment operating EBITDA margins.

Transportation & Industrial
Transportation & Industrial reported net sales of $1.1 billion, down 13 percent from the year-ago period.  Organic sales were down 12 percent with volume down 8 percent and price lower by 4 percent. Currency was a 1 percent headwind.

Volume declined 8 percent due to lower auto builds, as global automotive production was down nearly 25 percent versus the year-ago period. The impact of the COVID-19 pandemic on other key industrial markets in addition to automotive contributed to the double-digit volume declines within both Mobility Solutions and Industrial & Consumer. In Healthcare and Specialty, Kalrez® revenues increased mid-teens percent as strong demand for differentiated, high performance seals in semiconductor manufacturing more than offset weaker demand within oil and gas.

Operating EBITDA for the segment was $308 million, a decrease of 17 percent from pro forma operating EBITDA of $373 million in the year-ago period, driven primarily by the impact of the volume and price declines within Mobility Solutions partially offset by raw material tailwinds and favorable product mix.

Safety & Construction
Safety & Construction reported net sales of $1.3 billion, down 1 percent from the year-ago period. Organic sales were down 2 percent with a 2 percent price improvement offset by a 4 percent decline in volume. Recent acquisitions in the Water Solutions business increased reported sales by 2 percent. Currency was a 1 percent headwind.
Demand for Tyvek® protective garments was robust, leading to a 55 percent increase in garment sales as compared to the same quarter last year which was partially enabled by efforts to increase capacity. Despite the strength in protective garments, sales in the Safety Solutions business declined mid-single digits as demand weakened across industrial, aerospace, and defense markets as a result of the COVID-19 pandemic and challenges in the oil and gas industry. Similarly, Shelter Solutions sales declined low-single digits as construction activity was impacted by stay-at-home orders issued across the globe. Demand continued to be strong in Water Solutions which drove mid-single digit organic growth in the quarter despite temporary softness in the China market at the height of the COVID-19 pandemic.
Operating EBITDA for the segment totaled $368 million, a decrease of 2 percent from pro forma operating EBITDA of $374 million in the year-ago period. The absence of prior year licensing income of $26 million and lower volumes more than offset improved product mix and productivity actions.

Non-Core
Non-Core reported net sales of $366 million, down 19 percent from the year-ago period. Organic sales were down 10 percent driven by 12 percent volume declines offset by 2 percent pricing gains. The September 2019 divestiture of the DuPont Sustainable Solutions business reduced sales by 9 percent. Currency was flat.

Significant volume declines due to weak demand for trichlorosilane (TCS) and for Sorona® fiber in carpet and apparel applications was partially offset by volume gains in pastes.

Operating EBITDA for the segment was $42 million, a decrease of 57 percent from pro forma operating EBITDA of $98 million in the year-ago period with the benefits from price more than offset by significantly lower volumes of TCS and Sorona® fiber and lower Hemlock Semiconductor equity earnings.

Outlook
“DuPont has weathered many challenges and crises over its two centuries and our team is navigating this period with the benefit of our cumulative expertise,” Breen said. “While it is still impossible to predict timing, our markets will eventually stabilize and return to growth. In the interim we are prioritizing the safety and health of our employees, safely maintaining our operations, strengthening our balance sheet, and partnering with other industry leaders to combat this pandemic. Through April, we continue to see strength in personal protection, water filtration, food and beverage, electronics and probiotics. Automotive, oil and gas, and select industrial end markets continue to suffer. We are monitoring developments across our geographies and operations on a daily basis and we will continue to adapt to the changing environment. Over the longer term, our resilient people and our operational discipline will help assure that we weather this period, deliver for our stakeholders, and emerge strong when recovery eventually begins,” Breen said.
“We have intensified our focus on what we can control in this rapidly changing business environment by executing on a disciplined plan. This includes optimizing working capital, deferring certain capital expenditures, improving our cost structure, and strengthening our liquidity,” said Lori Koch, DuPont Chief Financial Officer. “These actions will ensure our balance sheet remains strong and all of our businesses are positioned for growth when market demand returns.”

Conference Call
The Company will host a live webcast of its first quarter earnings conference call with investors to discuss its results and business outlook today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials, ingredients and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, health and wellness, food and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at www.investors.dupont.com.

For further information contact: DuPont Investors: Leland Weaver leland.weaver@dupont.com +1 302-999-2477	Media: Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Cautionary Statement Regarding Forward Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

On April 1, 2019, the company completed the separation of its materials science business into a separate and independent public company by way of a pro rata dividend-in-kind of all the then outstanding stock of Dow Inc. (the “Dow Distribution”). The company completed the separation of its agriculture business into a separate and independent public company on June 1, 2019, by way of a pro rata dividend-in-kind of all the then outstanding stock of Corteva, Inc. (the “Corteva Distribution”).

On December 15, 2019, DuPont and IFF announced they had entered definitive agreements to combine DuPont’s Nutrition & Biosciences business with IFF in a transaction that would result in IFF issuing shares to DuPont shareholders, pending customary closing conditions, other approvals including regulatory and that of IFF’s shareholders.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction with IFF; changes in relevant tax and other laws, (ii) failure to obtain necessary regulatory approvals, approval of IFF’s shareholders, anticipated tax treatment or any required financing or to satisfy any of the other conditions to the proposed transaction with IFF, (iii) the possibility that unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies that could impact the value, timing or pursuit of the proposed transaction with IFF, (iv) risks and costs and pursuit and/or implementation of the separation of the N&B Business, including timing anticipated to complete the separation, any changes to the configuration of businesses included in the separation if implemented, (v) risks and costs related to the Dow Distribution and the Corteva Distribution (together, the “Distributions”) including (a) with respect to achieving all expected benefits from the Distributions; (b) the incurrence of significant costs in connection with the Distributions, including costs to service debt incurred by the Company to establish the relative credit profiles of Corteva, Dow and DuPont and increased costs related to supply, service and other arrangements that, prior to the Dow Distribution, were between entities under the common control of DuPont; (c) indemnification of certain legacy liabilities of E. I. du Pont de Nemours and Company ("Historical EID") in connection with the Corteva Distribution; and (d) potential liability arising from fraudulent conveyance and similar laws in connection with the Distributions; (vi) failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes, including meeting conditions under the Letter Agreement entered in connection with the Corteva Distribution, related to the transfer of certain levels of assets and businesses; (vii) uncertainty as to the long-term value of DuPont common stock; (viii) potential inability or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade (ix) risks and uncertainties related to the novel coronavirus (COVID-19) and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) on DuPont’s business, results of operations, access to sources of liquidity and financial condition which depend on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume. and (x) other risks to DuPont's business, operations and results of operations including from: failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; changes in political conditions, including tariffs, trade disputes and retaliatory actions; impairment of goodwill or intangible assets; the availability of and fluctuations in the cost of energy and raw materials; business or supply disruption, including in connection with the Distributions; ability to effectively manage costs as the company’s portfolio evolves; security threats, such as acts of sabotage, terrorism or war, global health concerns and pandemics, natural disasters and weather events and patterns which could or could continue to result in a significant operational event for DuPont, adversely impact demand or production; ability to discover, develop and protect new technologies and to protect and enforce DuPont's intellectual property rights; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management's response to any of the aforementioned factors. These risks are and will be more fully discussed in DuPont's current, quarterly and annual reports and other filings made with the U.S. Securities and Exchange Commission, in each case, as may be amended from time to time in future filings with the SEC. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” (Part I, Item 1A) of DuPont’s 2019 Annual Report on Form 10-K, Item 8.01 of DuPont’s current report on Form 8-K filed on April 20, 2020 and as updated by DuPont’s subsequent periodic and current reports filed with the SEC.

Overview
Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, The Dow Chemical Company and its consolidated subsidiaries (“Historical Dow”) and E. I. du Pont de Nemours and Company and its consolidated subsidiaries (“Historical EID”) each merged with subsidiaries of DowDuPont and as a result, Historical Dow and Historical EID became subsidiaries of DowDuPont (the “DWDP Merger”). Prior to the DWDP Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the Merger Agreement. Historical Dow was determined to be the accounting acquirer in the DWDP Merger and as a result, Historical EID’s assets and liabilities were reflected at fair value as of the close of the DWDP Merger.
Effective as of 5:00 p.m. on April 1, 2019, DowDuPont completed the separation of its materials science business into a separate and independent public company by way of a distribution of Dow Inc. (“Dow”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow’s common stock, par value $0.01 per share (the “Dow Common Stock”), to holders of DowDuPont’s common stock, par value $0.01 per share (the “DowDuPont Common Stock”), as of the close of business on March 21, 2019 (the “Dow Distribution”).
Effective as of 12:01 a.m. on June 1, 2019, DuPont completed the separation of its agriculture business into a separate and independent public company by way of a distribution of Corteva Inc. (“Corteva”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Corteva’s common stock, par value $0.01 per share (the “Corteva Common Stock”), to holders of DuPont de Nemours, Inc.’s common stock, par value $0.01 per share, as of the close of business on May 24, 2019 (the “Corteva Distribution” and, together with the Dow Distribution, the “Distributions”).
Following the Corteva Distribution, DuPont holds the specialty products business as continuing operations. The results of operations of DuPont for the three months ended March 31, 2019 present the historical financial results of Dow and Corteva as discontinued operations. The cash flows related to Dow and Corteva have not been segregated and are included in the interim Consolidated Statements of Cash Flows for the applicable period.
The unaudited pro forma Consolidated Statements of Operations (discussed in the following section) included herein include costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with Financial Accounting Standards Codification 205, "Presentation of Financial Statements" ("ASC 205") and thus are reflected in the Company's results of continuing operations. A significant portion of these costs relate to Historical Dow and consist of leveraged services provided through service centers, as well as other corporate overhead costs related to information technology, finance, manufacturing, research & development, sales & marketing, supply chain, human resources, sourcing & logistics, legal and communications, public affairs & government affairs functions. These costs are no longer incurred by the Company following the Distributions.
DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information (the “pro forma financial statements”) is derived from DuPont’s Consolidated Financial Statements and accompanying notes, adjusted to give effect to certain events directly attributable to the Distributions and Financings (as defined below). In contemplation of the Distributions and to achieve the respective credit profiles of each of DuPont, Dow, and Corteva, in the fourth quarter of 2018, DowDuPont consummated a public underwritten offer of eight series of senior unsecured notes (the “2018 Senior Notes”) in the aggregate principal amount of $12.7 billion and entered into a term loan agreement consisting of two term loan facilities (the “Term Loan Facilities”) in the aggregate principal amount of $3.0 billion. In May 2019, the funds from the Term Loan Facilities were drawn, along with the issuance of approximately $1.4 billion in commercial paper (the “Funding CP Issuance” together with the 2018 Senior Notes and Term Loan Facilities, the “Financings”). The net proceeds from the Financings together with cash from operations were used to fund cash contributions to Dow and Corteva, and DowDuPont’s $3.0 billion share repurchase program which was completed in the first quarter of 2019 (the “Share Repurchase Program”).
The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Distributions and the Financings (collectively the "Transactions"), (2) factually supportable and (3) with respect to the Consolidated Statements of Operations, expected to have a continuing impact on the results. The unaudited pro forma Statements of Operations for the three months ended March 31, 2019 give effect to the pro forma events as if they had been consummated on January 1, 2018. There were no pro forma adjustments for the three months ended March 31, 2020.
Restructuring or integration activities or other costs following the Distributions that may be incurred to achieve cost or growth synergies of DuPont are not reflected. The pro forma financial statements provide shareholders with summary financial information and historical data that is on a basis consistent with how DuPont reports current financial information.

The pro forma financial statements are presented for informational purposes only, and do not purport to represent what DuPont's results of operations or financial position would have been had the Transactions occurred on the dates indicated, nor do they purport to project the results of operations or financial position for any future period or as of any future date.
Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 14 and on the Investors section of the Company's website. Non-GAAP measures included in this release are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.
Pro forma adjusted earnings per common share from continuing operations - diluted ("Pro forma adjusted EPS"), is defined as pro forma earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the DWDP Merger, after-tax impact of non-operating pension / other post employment benefits (“OPEB”) benefits / charges and the after-tax impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations. Adjusted earnings per common share from continuing operations - diluted ("Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the DWDP Merger and the after-tax impact of non-operating pension / OPEB benefits / charges. Although amortization of Historical EID intangibles acquired as part of the DWDP Merger is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Management estimates amortization expense in 2020 associated with intangibles acquired as part of the DWDP Merger to be approximately $1.9 billion on a pre-tax basis, or approximately $2.00 per share.
Pro forma operating EBITDA, is defined as earnings (i.e. pro forma income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding the impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations and adjusted to exclude significant items. Operating EBITDA, is defined as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted to exclude significant items.
Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.

Organic Sales is defined as net sales excluding the impacts of currency and portfolio.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended March 31,
	2020	2019
Net sales	$5,221	$5,414
Cost of sales	3,318	3,621
Research and development expenses	236	267
Selling, general and administrative expenses	633	726
Amortization of intangibles	533	256
Restructuring and asset related charges - net	404	71
Goodwill impairment charge	533	—
Integration and separation costs	197	611
Equity in earnings of nonconsolidated affiliates	39	40
Sundry income (expense) - net	211	84
Interest expense	183	151
Loss from continuing operations before income taxes	(566)	(165)
Provision for (benefit from) income taxes on continuing operations	44	(91)
Loss from continuing operations, net of tax	(610)	(74)
Income from discontinued operations, net of tax	—	646
Net (loss) income	(610)	572
Net income attributable to noncontrolling interests	6	51
Net (loss) income available for DuPont common stockholders	$(616)	$521

Per common share data:
Loss per common share from continuing operations - basic	$(0.83)	$(0.11)
Earnings per common share from discontinued operations - basic	—	0.80
(Loss) Earnings per common share - basic	$(0.83)	$0.69
Loss per common share from continuing operations - diluted	$(0.83)	$(0.11)
Earnings per common share from discontinued operations - diluted	—	0.80
(Loss) Earnings per common share - diluted	$(0.83)	$0.69

Weighted-average common shares outstanding - basic	738.6	750.0
Weighted-average common shares outstanding - diluted	738.6	750.0

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share and per share amounts (Unaudited)	Mar 31, 2020	Dec 31, 2019
Assets
Current Assets
Cash and cash equivalents	$1,748	$1,540
Accounts and notes receivable - net	3,869	3,802
Inventories	4,410	4,319
Other current assets	365	338
Total current assets	10,392	9,999
Investments
Investments in nonconsolidated affiliates	1,227	1,204
Other investments	24	24
Noncurrent receivables	31	32
Total investments	1,282	1,260
Property, plant and equipment - net of accumulated depreciation (March 31, 2020 - $5,189 million; December 31, 2019 - $4,969)	9,912	10,143
Other Assets
Goodwill	32,317	33,151
Other intangible assets	12,834	13,593
Deferred income tax assets	210	236
Deferred charges and other assets	1,040	1,014
Total other assets	46,401	47,994
Total Assets	$67,987	$69,396
Liabilities and Equity
Current Liabilities
Short-term borrowings and finance lease obligations	$3,925	$3,830
Accounts payable	2,846	2,934
Income taxes payable	340	240
Accrued and other current liabilities	1,434	1,342
Total current liabilities	8,545	8,346
Long-Term Debt	13,618	13,617
Other Noncurrent Liabilities
Deferred income tax liabilities	3,314	3,514
Pension and other post employment benefits - noncurrent	1,155	1,172
Other noncurrent obligations	1,238	1,191
Total other noncurrent liabilities	5,707	5,877
Total Liabilities	$27,870	$27,840
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2020: 733,793,781 shares; 2019: 738,564,728 shares)	7	7
Additional paid-in capital	50,605	50,796
(Accumulated deficit) Retained earnings	(9,251)	(8,400)
Accumulated other comprehensive loss	(1,810)	(1,416)
Total DuPont stockholders' equity	39,551	40,987
Noncontrolling interests	566	569
Total equity	40,117	41,556
Total Liabilities and Equity	$67,987	$69,396

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Three Months Ended March 31,
	2020	2019
Operating Activities
Net (loss) income	$(610)	$572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	772	1,520
Credit for deferred income tax and other tax related items	(164)	(368)
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	(31)	767
Net periodic pension benefit (credit) cost	7	(8)
Pension contributions	(26)	(153)
Net gain on sales of assets, businesses and investments	(197)	(43)
Restructuring and asset related charges - net	404	287
Goodwill impairment charge	533	—
Amortization of merger-related inventory step-up	—	205
Other net loss	49	93
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(134)	(1,643)
Inventories	(134)	(194)
Accounts payable	236	(732)
Other assets and liabilities, net	13	(277)
Cash provided by operating activities	718	26
Investing Activities
Capital expenditures	(481)	(1,139)
Investment in gas field developments	—	(25)
Proceeds from sales of property and businesses, net of cash divested	427	125
Acquisitions of property and businesses, net of cash acquired	(73)	—
Proceeds from sale of ownership interests in nonconsolidated affiliates	—	21
Purchases of investments	(1)	(189)
Proceeds from sales and maturities of investments	—	212
Other investing activities, net	4	(5)
Cash used for investing activities	(124)	(1,000)
Financing Activities
Changes in short-term notes payable	69	798
Proceeds from issuance of long-term debt	25	1,000
Payments on long-term debt	(1)	(363)
Purchases of common stock	(232)	(1,579)
Proceeds from issuance of Company stock	34	63
Employee taxes paid for share-based payment arrangements	(12)	(76)
Distributions to noncontrolling interests	(6)	(11)
Dividends paid to stockholders	(222)	(851)
Debt extinguishment costs	—	(13)
Other financing activities, net	1	—
Cash used for financing activities	(344)	(1,032)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(45)	50
Increase (Decrease) in cash, cash equivalents and restricted cash	205	(1,956)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	1,577	8,591
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	5,431
Cash, cash equivalents and restricted cash at beginning of period	1,577	14,022
Cash, cash equivalents and restricted cash from continuing operations, end of period	1,782	6,862
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	5,204
Cash, cash equivalents and restricted cash at end of period	$1,782	$12,066

DuPont de Nemours, Inc.
Pro Forma Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
	As Reported	Pro Forma [1]
Net sales	$5,221	$5,414
Cost of sales	3,318	3,643
Research and development expenses	236	267
Selling, general and administrative expenses	633	726
Amortization of intangibles	533	256
Restructuring and asset related charges - net	404	71
Goodwill impairment charge	533	—
Integration and separation costs	197	438
Equity in earnings of nonconsolidated affiliates	39	40
Sundry income (expense) - net	211	84
Interest expense	183	180
Loss from continuing operations before income taxes	(566)	(43)
Provision for (benefit from) income taxes on continuing operations	44	(61)
(Loss) Income from continuing operations, net of tax	(610)	18
Net income attributable to noncontrolling interests from continuing operations	6	4
Net (loss) income from continuing operations available for DuPont common stockholders	$(616)	$14

Per common share data:
(Loss) Earnings per common share from continuing operations - basic	$(0.83)	$0.02
(Loss) Earnings per common share from continuing operations - diluted	$(0.83)	$0.02

Weighted-average common shares outstanding - basic	738.6	750.0
Weighted-average common shares outstanding - diluted	738.6	753.1
1. Refer to page 16 for additional detail on the pro forma adjustments included in the pro forma Consolidated Statements of Operations.

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended
In millions (Unaudited)	Mar 31, 2020	Mar 31, 2019
Electronics & Imaging	$884	$825
Nutrition & Biosciences	1,551	1,535
Transportation & Industrial	1,144	1,317
Safety & Construction	1,276	1,283
Non-Core	366	454
Total	$5,221	$5,414
U.S. & Canada	$1,742	$1,776
EMEA [1]	1,271	1,380
Asia Pacific	1,913	1,945
Latin America	295	313
Total	$5,221	$5,414

Net Sales Variance by Segment and Geographic Region	Three Months Ended March 31, 2020
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Imaging	(1)%	9%	8%	(1)%	—%	7%
Nutrition & Biosciences	2	1	3	(2)	—	1
Transportation & Industrial	(4)	(8)	(12)	(1)	—	(13)
Safety & Construction	2	(4)	(2)	(1)	2	(1)
Non-Core	2	(12)	(10)	—	(9)	(19)
Total	—%	(2)%	(2)%	(1)%	(1)%	(4)%
U.S. & Canada	—%	(2)%	(2)%	—%	—%	(2)%
EMEA [1]	1	(5)	(4)	(3)	(1)	(8)
Asia Pacific	(1)	—	(1)	(1)	—	(2)
Latin America	2	(3)	(1)	(3)	(2)	(6)
Total	—%	(2)%	(2)%	(1)%	(1)%	(4)%
1. Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
In millions (Unaudited)	As Reported	Pro Forma
Electronics & Imaging	$253	$288
Nutrition & Biosciences	385	349
Transportation & Industrial	308	373
Safety & Construction	368	374
Non-Core	42	98
Corporate	(35)	(52)
Total	$1,321	$1,430

Equity in Earnings of Nonconsolidated Affiliates	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
In millions (Unaudited)	As Reported	Pro Forma
Equity earnings (GAAP)	$39	$40
Significant items included in equity earnings [1]	—	1
Equity earnings included in operating EBITDA (non-GAAP)	$39	$41

Equity earnings included in operating EBITDA by segment
Electronics & Imaging	$9	$3
Nutrition & Biosciences	—	—
Transportation & Industrial	1	—
Safety & Construction	7	8
Non-Core	22	30
Total equity earnings included in operating EBITDA (non-GAAP)	$39	$41
1. Reflects a restructuring charge related to a joint venture in the Non-Core segment.

Reconciliation of "Income (Loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
In millions (Unaudited)	As Reported	Pro Forma
Income (loss) from continuing operations, net of tax (GAAP)	$(610)	$18
+ Provision for income taxes on continuing operations	44	(61)
Income (loss) from continuing operations before income taxes	$(566)	$(43)
+ Depreciation and amortization	772	527
- Interest income [1]	2	40
+ Interest expense [2]	173	180
- Non-operating pension/OPEB benefit [1]	11	21
- Foreign exchange gains (losses), net [1]	(8)	(61)
+ Costs historically allocated to the materials science and agriculture businesses [3]	—	256
- Adjusted significant items	(947)	(510)
Operating EBITDA (non-GAAP)	$1,321	$1,430

1.	Included in "Sundry income (expense) - net."

2.	The three months ended March 31, 2020 excludes N&B financing fee amortization. Refer to page 15 for details of significant items.

3.	Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended March 31, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$(566)	$(616)	$(0.83)
Less: Significant items
Integration and separation costs [4]	(197)	(154)	(0.21)	Integration and separation costs
Restructuring and asset related charges - net [5]	(134)	(102)	(0.14)	Restructuring and asset related charges - net
Goodwill impairment charge	(533)	(533)	(0.72)	Goodwill impairment charge
Asset impairment charges [6]	(270)	(206)	(0.28)	Restructuring and asset related charges - net
Net gain on divestiture [7]	197	102	0.14	Sundry income (expense) - net
N&B financing fee amortization [8]	(10)	(8)	(0.01)	Interest expense
Income tax related item	—	28	0.04	Provision for income taxes on continuing operations
Total significant items	$(947)	$(873)	$(1.18)
Less: Merger-related amortization of intangibles	(482)	(368)	(0.50)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	11	8	0.01	Sundry income (expense) - net
Adjusted results (non-GAAP)	$852	$617	$0.84

Significant Items Impacting Pro Forma Results for the Three Months Ended March 31, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results (GAAP)	$(43)	$14	$0.02
Less: Significant items
Integration and separation costs [4]	(438)	(345)	(0.46)	Integration and separation costs
Restructuring and asset related charges - net [5]	(72)	(55)	(0.07)	Restructuring and asset related charges - net; Equity in earnings of nonconsolidated affiliates
Income tax related item	—	62	0.08	Provision for income taxes on continuing operations
Total significant items	$(510)	$(338)	$(0.45)
Less: Merger-related amortization of intangibles	(200)	(157)	(0.21)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	21	17	0.02	Sundry income (expense) - net
Less: Costs historically allocated to the materials science and agriculture businesses [9]	(256)	(197)	(0.26)	Cost of sales; Research and development expense; Selling, general and administrative expenses
Adjusted pro forma results (non-GAAP)	$902	$689	$0.92
1. (Loss) Income from continuing operations before income taxes.
2. Net (loss) income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. (Loss) Earnings per common share from continuing operations - diluted.
4. Integration and separation costs related to the Merger, post-Merger integration, the Distributions and, beginning in the fourth quarter of 2019, the intended separation of the Nutrition & Biosciences business.
5. Includes Board approved restructuring plans and asset related charges.
6. Reflects long-lived asset impairment charges related to an asset group within the Non-Core segment.
7. Reflects a gain on the sale of the Company's Compound Semiconductor Solutions business within the Electronics & Imaging segment.
8. Included in "Interest expense" and relates to committed financing in connection with the intended separation of the N&B Business.
9. Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.

DuPont de Nemours, Inc.
Supplemental Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Statement of Income	Three Months Ended March 31, 2019
In millions, except per share amounts	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma
Net sales	$5,414	$—	$5,414
Cost of sales	3,621	22	3,643
Research and development expenses	267	—	267
Selling, general and administrative expenses	726	—	726
Amortization of intangibles	256	—	256
Restructuring and asset related charges - net	71	—	71
Goodwill impairment charge	—	—	—
Integration and separation costs	611	(173)	438
Equity in earnings of nonconsolidated affiliates	40	—	40
Sundry income (expense) - net	84	—	84
Interest expense	151	29	180
(Loss) Income from continuing operations before income taxes	(165)	122	(43)
(Benefit from) Provision for income taxes on continuing operations	(91)	30	(61)
(Loss) Income from continuing operations, net of tax	(74)	92	18
Net income attributable to noncontrolling interests from continuing operations	4	—	4
Net (loss) income from continuing operations attributable to DuPont	$(78)	$92	$14

Per common share data:
(Loss) Earnings per common share from continuing operations - basic	$(0.11)		$0.02
(Loss) Earnings per common share from continuing operations - diluted	$(0.11)		$0.02

Weighted-average common shares outstanding - basic	750.0		750.0
Weighted-average common shares outstanding - diluted	750.0		753.1

1.	See the historical U.S. GAAP Consolidated Statements of Operations.

2.
Certain pro forma adjustments were made to illustrate the estimated effects of the Transactions, assuming that the Transactions had occurred on January 1, 2018. The pro forma adjustments are consistent with those identified and disclosed in the Company's Current Report on Form 8-K filed with the SEC on June 7, 2019. The adjustments include the impact to "Cost of sales" of different pricing than historical intercompany and intracompany practices related to various supply agreements entered into in connection with the Dow Distribution, adjustments to "Integration and separation costs" to eliminate one time transaction costs directly attributable to the Distributions, and adjustments to "Interest expense" to reflect the impact of the Financings.